Exhibit 10.6

                                   ITRON, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                                AMENDMENT NO. TWO

         This Amendment is made to the Itron, Inc. Executive Deferred Compensation Plan (the "Plan"). All terms defined in the Plan shall have the same meanings when used herein. The amendments herein are effective as of January 1, 2007, except to the extent a different effective date is set forth below. All provisions of the Plan not amended by this Amendment shall remain in full force and effect, except to the extent they have been modified in operation to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any applicable guidance issued thereunder.

         1. Section 4.1 is amended by designating the existing provisions thereof as subsection (a) and adding the following new subsection (b) immediately thereafter:

          (b)  In addition to, or in lieu of,  deferrals  pursuant to subsection
               (a) immediately above, prior to the beginning of each calendar year, an Eligible Employee may elect to defer receipt of Salary that he anticipates earning for services rendered in such calendar year in an amount equal to the amount of any salary deferrals (and related earnings) returned to him during such year from the Itron, Inc. Incentive Savings Plan due to such plan's failure to satisfy the actual deferral percentage test under
               Section 401(k)(3) of the Code. Such election shall be made by filing a Deferral Agreement with the Company in the manner and by the time specified by the Administrator; provided, however that such Deferral Agreement must be filed with the Company prior to the first day of the first calendar year for which it is to be effective and shall become irrevocable with respect to a calendar year on the last day of the calendar year immediately preceding such calendar year.

         2. Effective April 1, 2007, Sections 2.13 through 2.17 are renumbered as Sections 2.14 through 2.17, respectively, and the following new Section 2.13 is inserted immediately after Section 2.12:

          2.13 "Measurement Fund" means a phantom investment fund designated by the Administrator to serve as a measurement device for purposes of valuing the portion, if any, of a Participant's Account allocated to such phantom investment fund.

         3. The first sentence of Section 5.1 is amended to read as follows:

               For each  calendar  year  commencing  after  December 31, 2006, a
               Participant's   Account   shall   be   credited   with   matching

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               contributions  in an amount equal to fifty  percent  (50%) of the first six percent (6%) of total Salary and Bonuses deferred under the Plan by such Participant during such calendar year.

         4. Effective April 1, 2007, Section 6.2 is amended to read as follows:

          6.2  Account Earnings.

          (a) Allocation of Gains and Losses. On and after April 1, 2007, Participant Accounts shall be adjusted on a daily basis (through the date immediately preceding the date on which the last payment to the Participant or Beneficiary, as applicable, is processed) according to the performance of the Measurement Fund(s) selected by the Participant pursuant to Section 6.2(b). Credits and debits to a Participant's Account on a particular day shall be taken into account for purposes of calculating earnings or losses in a manner determined by the Administrator.

          (b) Allocation to Measurement Funds. A Participant may allocate and reallocate his of her Account among the various Measurement Funds designated by the Administrator from time to time. All such allocations and reallocations must be made in accordance with, and subject to, such rules and procedures as the Administrator may establish. To the extent a Participant fails to allocate his or her Account to a Measurement Fund, such Participant will be deemed to have selected the Measurement Fund designated by the Administrator as the default Measurement Fund.

          (c) No Actual Investment. Notwithstanding any provision in the Plan to the contrary, the Measurement Funds are to be used for measurement purposes only. Neither the Participant's selection of a Measurement Fund nor the crediting or debiting of amounts to the Participant's Account in accordance with that selection shall be considered or construed as an actual investment of the Participant's Account in any Measurement Fund or as requiring Company or the Administrator to invest any assets in any Measurement Fund or in any other particular investment. In the event that the Company or the Administrator, in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant (or Beneficiary) shall have any rights in or to such investments. Without limiting the foregoing, a Participant's Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Administrator; the Participant shall at all times remain an unsecured creditor of the Company. The Administrator is under no obligation to offer any particular investment as a Measurement Fund and may discontinue, substitute, modify or add Measurement Funds at any time.